Exhibit 10.2

HERMES CONSOLIDATED, LLC, and

WYOMING PIPELINE COMPANY LLC

as Borrowers

BLACK ELK REFINING, LLC,

as a Guarantor

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Dated as of April 30, 2015

$115,000,000

BANK OF AMERICA, N.A.,

as Lender

i

SECTION 7.	COLLATERAL PROVISIONS	51

7.1.	Personal Property Collateral.	51
7.2.	[Reserved].	51
7.3.	Real Estate Collateral.	51
7.4.	[Reserved].	51
7.5.	[Reserved].	51
7.6.	[Reserved].	52
7.7.	[Reserved].	52
7.8.	Lien Waiver.	52

SECTION 8.	COLLATERAL ADMINISTRATION	52

8.1.	Borrowing Base Certificates.	52
8.2.	Administration of Accounts.	52
8.3.	Administration of Inventory.	53
8.4.	Administration of Equipment.	54
8.5.	Administration of Deposit Accounts.	55
8.6.	General Provisions.	55

SECTION 9.	REPRESENTATIONS AND WARRANTIES	56

9.1.	General Representations and Warranties.	56
9.2.	Complete Disclosure.	62

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	63

10.1.	Affirmative Covenants.	63
10.2.	Negative Covenants.	68
10.3.	Financial Covenants.	75

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	77

11.1.	Events of Default.	77
11.2.	Remedies upon Default.	78
11.3.	License.	79
11.4.	Setoff.	80
11.5.	Remedies Cumulative; No Waiver.	80

SECTION 12.	GUARANTY	80

12.1.	Guaranty of the Obligations.	80
12.2.	Contribution by Guarantors.	81
12.3.	Payment by Guarantors.	81
12.4.	Liability of Guarantors Absolute.	82
12.5.	Waivers by Guarantors.	84
12.6.	Guarantors’ Rights of Subrogation, Contribution, etc.	84
12.7.	Subordination of Other Obligations.	85
12.8.	Continuing Guaranty.	85
12.9.	Authority of Guarantors or Borrowers.	85
12.10.	Financial Condition of Borrowers.	85
12.11.	Bankruptcy, etc.	86
12.12.	Discharge of Guaranty Upon Sale of Guarantor.	86

SECTION 13.	MISCELLANEOUS	87

13.1.	Consents, Amendments and Waivers.	87
13.2.	Indemnity.	87
13.3.	Notices and Communications.	87
13.4.	Performance of Borrowers’ Obligations.	88
13.5.	Credit Inquiries.	89
13.6.	Severability.	89
13.7.	Cumulative Effect; Conflict of Terms.	89
13.8.	Counterparts.	89
13.9.	Entire Agreement.	89
13.10.	No Control; No Advisory or Fiduciary Responsibility.	89
13.11.	Confidentiality.	90
13.12.	[Reserved].	90
13.13.	GOVERNING LAW.	90
13.14.	CONSENT TO FORUM; JURY TRIAL WAIVER.	90
13.15.	Waivers by Obligors.	91
13.16.	Patriot Act Notice.	92
13.17.	NO ORAL AGREEMENT.	92
13.18.	AMENDMENT AND RESTATEMENT.	92
13.19.	Intercreditor Agreement.	92
13.20.	Termination and Release	93

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Notice of Borrowing
Exhibit D – 1	Refinery Land
Exhibit D – 2	Auxiliary Land

Schedules
Schedule 1.1	Certain Inventory Locations
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.8	Surety Obligations
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.27	Material Contracts and Governmental Contracts
Schedule 9.1.28	States Where Obligors Collect Fuel Taxes
Schedule 9.1.29	First Purchaser

Schedule 10.2.2	Existing Liens
Schedule 10.2.3	Certain Capital Expenditures
Schedule 10.2.7	Investments
Schedule 10.2.17	Existing Affiliate Transactions

THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is dated as of April 30, 2015, among BLACK ELK REFINING, LLC, a Delaware limited liability company (“Holdings”), as a guarantor, HERMES CONSOLIDATED, LLC, a Delaware limited liability company doing business as Wyoming Refining Company (the “Company”), successor-in-interest by operation of law to Hermes Consolidated, Inc., a Delaware corporation, WYOMING PIPELINE COMPANY, LLC, a Wyoming limited liability company (“Wyoming Pipeline”; and together with the Company collectively, jointly and severally, “Borrowers”), successor-in-interest by operation of law to Wyoming Pipeline Company, a Wyoming corporation, and BANK OF AMERICA, N.A., a national banking association (“Lender”).

R E C I T A L S:

WHEREAS, capitalized terms used in these Recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on February 1, 2005 (the “Restatement Closing Date”), the Company and Lender entered into that certain Amended and Restated Loan and Security Agreement (as amended prior to the Second Restatement Closing Date, the “Amended and Restated Loan Agreement”), which amended and restated in its entirety that certain Loan and Security Agreement, dated February 4, 2000 between the Company and Lender (as amended prior to the Restatement Closing Date, the “Original Loan Agreement”);

WHEREAS, on June 30, 2011 (the “Second Restatement Closing Date”), Holdings and Borrowers entered into that certain Second Amended and Restated Loan and Security Agreement (as amended prior to the Closing Date, the “Second Amended and Restated Loan Agreement”), which amended and restated in its entirety the Amended and Restated Loan Agreement);

WHEREAS, Holdings and Borrowers have secured all of the Obligations by granting to Lender a security interest in substantially all of their assets;

WHEREAS, subject to the terms and conditions of this Agreement, Lender and Obligors desire to amend and restate the Second Amended and Restated Loan Agreement to, among other things, (a) cause the grant of the security interest in personal property set forth in Section 7.1 of the Second Amended and Restated Loan Agreement to be documented in a separate security agreement, (b) amend certain terms and provisions of the credit facilities provided for in the Second Amended and Restated Loan Agreement, and (c) ratify all security interests and Liens granted to Lender in connection with the Second Amended and Restated Loan Agreement and the Obligations thereunder, without causing a novation or extinguishment of any outstanding Obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Obligors and Lender agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: ninety percent (90%) of the Value of Eligible Accounts; provided, however, that the Fixed Charge Coverage Ratio does not fall below 1.50 to 1.00. In the event that the Fixed Charge Coverage Ratio falls below 1.50 to 1.00, the Accounts Formula Amount shall be decreased to eighty-five percent (85%) of the Value of Eligible Accounts; provided that such Accounts Formula Amount shall return to ninety percent (90%) of the Value of Eligible Accounts once the Fixed Charge Coverage Ratio is above 1.50 to 1.00 for six consecutive months.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Aggregate Payments: as defined in Section 12.2.

Allocable Amount: as defined in Section 5.9.3.

Amended and Restated Loan Agreement: as defined in the Recitals.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin:

(a) with respect to any Type of Revolver Loan, the margin set forth in the table below, which shall for purposes of this definition be determined by reference to the Fixed Charge Coverage Ratio for the last day of the immediately preceding Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBOR Loans
I	> 1.25 to 1.00 but ≤ 1.35 to 1.00	1.75%	3.00%
II	> 1.35 to 1.00 but ≤ 1.45 to 1.00	1.50%	2.75%
III	>1.45 to 1.00 but ≤ 1.60 to 1.00	1.25%	2.50%
IV	>1.60 to 1.00	1.00%	2.25%

(b) With respect any Type of Term Loan, 3.00% per annum in the case of LIBOR Loans and 1.75% per annum in the case of Base Rate Loans.

The margins with respect to Revolver Loans shall be subject to increase or decrease upon receipt by Lender pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Lender, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Asset Disposition: a sale, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Auxiliary Land: the real property owned by Borrowers described in Exhibit D-2 hereto.

Auxiliary Property: collectively, the Auxiliary Land and all structures, equipment, amenities and other improvements thereon.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the aggregate amount of all sales, excise, fuel and other taxes and fees due to Governmental Authorities that have been included in the Borrowing Base; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Lender’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Lender in its good faith credit judgment may elect to impose from time to time.

Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Obligor or any Subsidiary, in each case, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “prime rate”; (b) the Federal Funds Rate for such day, plus one-half of one percent (0.50%); and (c) LIBOR, plus one and one-fourth percent (1.25%). The “prime rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guarantees of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.3.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Commitment, minus the LC Reserve; and (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate: a certificate, substantially in the form of Exhibit A hereto, by which Borrowers certify calculation of the Borrowing Base.

BP: means BP Energy Company, a Delaware corporation.

BP ISDA: means that certain ISDA Master Agreement, dated as of June 30, 2011, by and between Holdings and BP, which was assigned to BP by BP Corporation North America Inc., an Indiana Corporation, pursuant to that certain Assignment Agreement, dated as of October 8, 2012, among BP, as assignee, BPCNA, as assignor, and Holdings.

BP Swap Documents: means the BP ISDA and, including each relevant confirmation of a transaction thereunder.”

BP Swap Obligations: means all amounts owed or to become owing by the Obligors to BP under the BP Swap Documents (excluding any Excluded Swap Obligations), together with all reasonable out-of-pocket costs, expenses and attorneys’ fees incurred in the enforcement or collection thereof, and interest thereon after the commencement of any Insolvency Proceeding with respect to Holdings.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in the state where Lender’s lending office is located, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of assets which are not in accordance with GAAP treated as expense items for such Person in the Fiscal Year made or incurred.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of the Obligations, in an amount equal to (a) with respect to LC Obligations, one hundred and five percent (105%) of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including, if required by Lender in its good faith credit judgment, Obligations arising under Bank Products), Lender’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFR: Code of Federal Regulations.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof; or (c) the making, issuance or application of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control: (a) Holdings at any time ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Company; (b) the Company at any time ceases to own one hundred percent (100%) of the Equity Interests of Wyoming Pipeline; (c) a change in the majority of directors of Holdings or the Company, unless such change is approved by the then majority of directors; (d) the Sponsors (and their Controlled Investment Affiliates) shall fail to collectively (i) own, or to have the power to vote or direct the voting of, voting stock of Holdings representing at least fifty-one percent (51%) of the voting power of the total outstanding voting stock of Holdings and (ii) own Equity Interests representing at least fifty-one percent (51%) of the total economic interests of the Equity Interests of Holdings; or (e) EOR Sponsor Group shall fail to (i) own, or to have the power to vote or direct the voting of, voting stock of Holdings representing at least twenty-five percent (25%) of the voting power of the total outstanding voting stock of Holdings owned or controlled by EOR Sponsor Group on the Closing Date and (ii) own Equity Interests representing at least twenty-five percent (25%) of the total economic interests of the Equity Interests of Holdings owned by EOR Sponsor Group on the Closing Date.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan

Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: April 30, 2015.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations, and in any event, excluding any Excluded Property.

Collateral Agent: as defined in the Intercreditor Agreement.

Commitment Termination Date: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitment pursuant to Section 2.1.3; or (c) the date on which the Commitment is terminated pursuant to Section 11.2.

Commitment: Lender’s obligation to make Revolver Loans and to issue or extend Letters of Credit (subject to the Letter of Credit Subline) in an amount up to $50,000,000 in the aggregate.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate: a certificate, substantially in the form of Exhibit B hereto, by which Obligors certify compliance with Section 10.3, and calculate the applicable Level for the Applicable Margin.

Consents: all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third Persons, domestic or foreign, necessary or to carry on an Obligor’s business or necessary (including to avoid a conflict or breach under any agreement, instrument or other document, licenses, permit or other authorization) for the execution, delivery or performance by any Obligor of this Agreement, the other Loan Documents or any other Material Contract, including any Consents required under all applicable federal, state or other Applicable Law.

Contingent Obligation: any obligation of a Person (without duplication) arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contributing Guarantors: as defined in Section 12.1.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

Controlled Investment Affiliate: as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

Copyright Security Agreement: a copyright security agreement in which an Obligor grants a Lien on its interests in copyrights to Lender, as security for the Obligations (or any notice of grant of security interest in copyrights).

Crude Oil Purchase Contracts: a contract by which a Borrower agrees to purchase crude oil for the payment of cash for delivery ratably over a calendar month and does not include Exchange Contracts.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (other than Bank Product Debt) (including, to the extent permitted by law, interest not paid when due), two percent (2.00%) plus the interest rate otherwise applicable thereto.

Designated Jurisdiction: any country or territory to the extent that such country or territory is the subject of any Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

Dominion Account: a special account established by Borrowers at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes, which may be exercised by Lender during a Trigger Period.

EBITDA: determined on a consolidated basis for Holdings and its Subsidiaries, net income, calculated before (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) gains or losses arising from the sale of capital assets, (e) gains or losses arising from the write-up or write-down of assets (including non-cash inventory gains or losses), (f) any extraordinary gains or losses or non-recurring gains or non-recurring losses (in the case of non-recurring losses, the characterization of a loss as a non-recurring loss is subject to concurrence of Lender as determined in its reasonable discretion), (g) unrealized gains or losses with respect to obligations with respect to Hedging Agreements and (h) operating expenses solely relating to scheduled refinery “turnarounds” which expenses (i) if incurred in connection with a “turnaround” that is completed within twelve months following the Closing Date, shall not exceed $5,000,000 during the term of this Agreement and (ii) if incurred in connection with any other “turnaround”, are subject to the approval of Lender in its reasonable discretion (in each case, to the extent included in determining net income).

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Lender, in its discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) such Account is unpaid for more than ninety (90) days after the original invoice date;

(b) fifty percent (50%) or more of the Accounts owing by the Account Debtor do not constitute Eligible Accounts on account of clause (a) above;

(c) such Account, when aggregated with other Accounts owing by the Account Debtor or group of affiliated Account Debtors, exceeds twenty-five percent (25%) of the aggregate Eligible Accounts, but ineligibility shall be limited to the extent of such excess; provided that, with respect Eligible Accounts owing by the Defense Energy Support Center, such percentage shall be fifty percent (50%);

(d) such Account does not conform with a covenant or representation herein;

(e) such Account is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, return, recoupment, contra account, reserve, defense, claim, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada;

(h) such Account is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act;

(i) such Account is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) such Account is evidenced by Chattel Paper or an Instrument of any kind (unless Lender has in its possession such Chattel Paper or Instrument, such Chattel Paper or Instrument has been pledged to Lender and such Chattel Paper or Instrument is Revolving Priority Collateral), or has been reduced to judgment;

(l) the payment of such Account has been extended or the Account Debtor has made a partial payment thereon;

(m) such Account arises from a sale to an Affiliate of a Borrower, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) such Account represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(o) such Account includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or

(p) such Account is not evidenced by an invoice.

Eligible Exchange Inventory: Inventory covered by an Exchange Contract satisfactory to Lender in its discretion which meets the eligibility criteria established in the definition of “Eligible Inventory”.

Eligible Inventory: the sum of, without duplication: (i) total Eligible Exchange Inventory of a Borrower net of contra accounts, and, without duplication, after taking into consideration the pricing differential as to product to be delivered to or to be delivered by a Borrower under such Exchange Contracts, plus (ii) Inventory owned by the Borrowers consisting solely of crude oil, intermediate stock and refined petroleum products that Lender, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it meets all of the following requirements:

(i) such Inventory is finished goods or raw materials, and not work-in-process (other than Inventory consisting of intermediate stock that meets the eligibility criteria hereunder), packaging or shipping materials, labels, samples, display items, bags, replacement parts, manufacturing supplies or tank heels;

(ii) such Inventory is not held on consignment, nor subject to any deposit or down payment;

(iii) such Inventory is in saleable condition and is not unfit for sale;

(iv) such Inventory is not slow-moving or unmerchantable, and does not constitute returned or repossessed goods;

(v) such Inventory meets all standards imposed by any Governmental Authority;

(vi) such Inventory conforms with the covenants and representations herein;

(vii) such Inventory is subject to Lender’s duly perfected, first priority Lien, and no other Lien, other than a Lien of a warehouseman, processor, mechanic, lessor, or other Person in the Ordinary Course of Business that is, in each case, subject to a Lien Waiver unless the Rent and Charges Reserve includes expenses and amounts attributable to such Inventory;

(viii) such Inventory is within the continental United States or Canada, is not in transit except between locations of a Borrower, and is not consigned to any Person;

(ix) such Inventory is not subject to any warehouse receipt or negotiable Document;

(x) such Inventory is not subject to any License or other arrangement that restricts such Borrower’s or Lender’s right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver;

(xi) unless agreed otherwise by Lender in writing or as set forth in Schedule 1.1, such Inventory is in the possession and control of a Borrower and not of any third party such as a warehouseman, processor, repairman, mechanic, shipper, freight forwarder, common carrier or other Person unless such Person has delivered a Lien Waiver, or if such Inventory is located in a storage tank, pipeline or other facility not owned by a Borrower, the relevant owner has delivered a Lien Waiver;

(xii) such Inventory is reflected in the details of a current perpetual inventory report; and

(xiii) if a Borrower is a “first purchaser” of such Inventory, (A) such Inventory is extracted in Wyoming and purchased from producers located in Wyoming and (B) no Borrower has received any notice pursuant to Wyoming Statute §39-14-208 (or any successor).

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Lender from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

EOR Sponsor Group: EOR Energy Services, LLC, a Texas limited liability company, and its Controlled Investment Affiliates.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excess Availability: the excess, if any, of (a) the Borrowing Base, minus (b) the principal balance of all Revolver Loans.

Exchange Contract: an arrangement in which a Borrower contracts to deliver a certain volume of crude oil to a Person ratably over a month and such Person agrees to deliver an equivalent volume of crude oil to a Borrower at a different location ratably over the same month.

Exchange Inventory: Inventory consisting refined petroleum products due to be delivered to a Borrower pursuant to an Exchange Contract.

Excluded Account: (a) any Deposit Account, securities account or commodity account exclusively used as a payroll account or fiduciary account, and (b) any other Deposit Account, securities account or commodity account, in each case not maintained with Lender, so long as the value of the amount held in such account under this clause (b) does not exceed $50,000 at any time and the aggregate value of all amounts held in all such accounts under this clause (b) does not exceed $100,000 at any time.

Excluded Property:

(i) any permit or license issued by a Governmental Authority to any Obligor or any agreement (and any contract rights arising thereunder) to which any Obligor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Applicable Law, prohibit, or require the consent of any Person (whose consent has not been obtained) for, the creation by such Obligor of a security interest in such permit, license or agreement in favor of Lender (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that, from and after the Closing Date, no Obligor shall knowingly permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of Lender with the intention of circumventing the security interest created hereby unless such Obligor believes, in its reasonable judgment, that such prohibition is usual and customary in a transaction of such type;

(ii) Equipment owned by any Obligor on the date hereof or hereafter acquired that is subject to a Lien securing Permitted Purchase Money Debt or Capital Lease Obligation permitted to be incurred pursuant to the provisions of this Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Permitted Purchase Money Debt or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(iii) any intent-to-use trademark application to the extent and for so long as creation by an Obligor of a security interest therein would result in the loss by such Obligor of any material rights therein; and

(iv) Equity Interests of (A) any Foreign Subsidiary in excess of sixty-five percent (65%) of the outstanding Equity Interests of such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c) promulgated under the Code) and (B) any Subsidiary that is owned directly or indirectly by a “controlled foreign corporation” for purposes of Section 957(a) of the Code;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (i), (ii) and (iii) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (i), (ii) or (iii)).

Excluded Swap Obligation: with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Obligor and any and all guarantees of such

Obligor’s Swap Obligations by other Obligor) at the time the Guaranty of such Obligor, or grant by such Obligor of a security interest, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a “master agreement” governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Agreements for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

Excluded Tax: with respect to Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated, and including any alternative minimum taxes), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located; and (b) any U.S. federal withholding tax that is attributable to such Lender’s failure to comply with Section 5.8.3.

Extraordinary Expenses: all out-of-pocket costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Federal Funds Rate: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.

Fiscal Quarter: each period of three (3) months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Holdings and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Holdings and its Subsidiaries as of the end of each Fiscal Quarter of (a) for the most recent four Fiscal Quarters: (i) EBITDA minus (ii) maintenance Capital Expenditures and cash taxes and tax distributions paid, to (b) Fixed Charges for the most recent four Fiscal Quarters.

Fixed Charges: with reference to any period, without duplication, the sum of (a) cash interest expense for such period, plus (b) regularly scheduled principal payments made on Borrowed Money during such period, plus (c) Distributions made in cash during such period (excluding (i) tax distributions and (ii) Distributions made pursuant to Section 10.2.4(vii) during the twelve months following the Closing Date in an aggregate amount not to exceed $25,000,000).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Obligors.

Full Payment: with respect to any Obligations (other than contingent obligations for which no claim has been asserted), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender, in its good faith credit judgment, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Lender arising on or before the payment date. The Revolver Loans shall not be deemed to have been paid in full until the Commitment has expired or been terminated.

Funding Guarantor: as defined in Section 12.1.

GAAP: generally accepted accounting principles in effect in the United States from time to time, but subject to Section 1.2 hereof.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Obligations: as defined in Section 12.1.

Guarantor Payment: as defined in Section 5.9.3.

Guarantors: (a) each of Holdings and each Domestic Subsidiary of Holdings (other than the Company and Wyoming Pipeline) and (b) each Borrower with respect to Obligations owing by any Obligor arising under Hedging Agreements and any Swap Obligation of a Specified Obligor (determined before giving effect to Sections 12.1) under the Guaranty.

Guaranty: the guaranty of each Guarantor set forth in Section 12.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk, entered into in the Ordinary Course of Business and in no event entered into for speculative purposes.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Lender and its officers, directors, employees, Affiliates, agents and attorneys.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement: the Second Amended and Restated Intercreditor Agreement, dated as of the Closing Date, among Lender, BP and the Obligors.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: eighty percent (80%) of the Value of Eligible Inventory.

Inventory Reserve: reserves established by Lender in its good faith credit judgment to reflect factors that may negatively impact the Value of Inventory, including, without limitation, change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, tank bottom sludge, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all the assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance, loan or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Lender in its discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Lender in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent, in form satisfactory to Lender.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized.

Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.

Letter of Credit: any standby or documentary letter of credit issued by Lender for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Lender for the benefit of a Borrower.

Letter of Credit Subline: $30,000,000.

Level 1 Reporting Trigger Period: the period (a) commencing on the day that Excess Availability is less than the lower of (i) $20,000,000 and (ii) an amount equal to 50% of the Borrowing Base at any time following the Closing Date; and (b) continuing until the earlier to occur of (i) commencement of a Level 2 Reporting Trigger Period, and (ii) the day that Excess Availability is greater than or equal to the lower of (i) $20,000,000 and (ii) an amount equal to 50% of the Borrowing Base at any time following the Closing Date.

Level 2 Reporting Trigger Period: the period (a) commencing on the day that an Event of Default occurs or Excess Availability is less than an amount equal to 30% of the Borrowing Base at any time following the Closing Date; and (b) continuing until no Event of Default exists and Excess Availability has been equal to or greater than an amount equal to 30% of the Borrowing Base for ninety (90) consecutive days; provided, however, if during such ninety (90) consecutive day period, Excess Availability is less than the lower of (i) $20,000,000 and (ii) an amount equal to 50% of the Borrowing Base, a Level 1 Reporting Trigger Period shall commence at the end of such ninety (90) consecutive day period.

Leverage Ratio: the ratio, determined as of the end of each Fiscal Quarter of (a) Borrowed Money (other than Contingent Obligations) of Borrowers and Subsidiaries as of the last day of such Fiscal Quarter less the Surplus Cash Amount as of the last day of such Fiscal Quarter, to (b) EBITDA for the four Fiscal Quarters then ending.

LIBOR: (a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by Lender, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by Lender, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by Lender from time to time), at or about 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for Lender, such approved rate shall be applied as otherwise reasonably determined by Lender and (ii) if LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by one (1) minus the Reserve Percentage.

LIBOR Loan: a Loan that bears interest based on clause (a) of the definition of “LIBOR”.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Lender in its good faith credit judgment, by which (a) for any Collateral located on any leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; provided that for any location where books and records are located but no Inventory or any other material tangible collateral is located, such agreement shall only be required to permit Lender to enter upon the premises and remove the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker, freight forwarder or common carrier, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License; and (e) for any Collateral located in a storage tank, pipeline or other facility not owned by a Borrower, such owner waives or subordinates any Lien it may have on the Collateral and agrees to permit Lender to enter the facility and remove or dispose of the Collateral and agrees to follow Lender’s instructions as to such Collateral, including delivering such Collateral to such locations as shall be specified by Lender.

Loan: a Revolver Loan or Term Loan.

Loan Account: the loan account established by Lender on its books pursuant to Section 5.7.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each twelve (12) month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of any Obligor, on the value of any material Collateral, on the enforceability of any material Loan Document, or on the validity or priority of Lender’s Liens on any material portion of the Collateral; (b) impairs the ability of an Obligor to perform its material obligations under the material Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Maximum Rate: as defined in Section 3.1.5.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants a Lien on its Real Estate to Lender, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in substantially the form of Exhibit C hereto or in any other form satisfactory to Lender.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Bank Product Debt (other than Excluded Swap Obligations), and (e)

other Debts, obligations and liabilities of any kind owing by any Obligor to Lender pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligee Guarantor: as defined in Section 12.7.

Obligor: each Borrower and each Guarantor.

OFAC: the Office of Foreign Assets Control of the United States Department of the Treasury.

OPIS: the Oil Price Information Service.

Ordinary Course of Business: the ordinary course of business of any Obligor, consistent with past practices and undertaken in good faith.

Original Loan Agreement: as defined in the Recitals.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document; Lien Waiver; Intercreditor Agreement; Subordination Agreement; Related Real Estate Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; any notes evidencing the Loans issued pursuant to this Agreement, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto (but excluding any Bank Product agreements).

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.4.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Inventory or Equipment that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (c) a disposition of Equipment or Real Estate that, in the aggregate during any twelve month period have a fair market value or book value (whichever is greater) of $500,000 or less; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) Asset Dispositions at fair market value; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) the aggregate fair market value of assets disposed in respect of all Asset Dispositions pursuant to this clause (e) shall not exceed $500,000 in any four consecutive fiscal quarters of Obligors, but, in any event, shall not exceed $100,000 with respect to any single Asset Disposition (or series of related Asset Dispositions) and (iii) at least seventy-five percent (75%) of the purchase price for all property subject to such Asset Disposition shall be paid to a Borrower or a Subsidiary solely in cash and Cash Equivalents; (f) leases or licenses of real or personal property in the Ordinary Course of Business and in accordance with the applicable Loan Documents; (g) [reserved]; (h) mergers and consolidations in compliance with Section 10.2.9 so long as no Event of Default exists; (i) Investments in compliance with Section 10.2.7 and Distributions in compliance with Section 10.2.4; (j) Asset Dispositions made in the Ordinary Course of Business to the extent that (i) such Property is exchanged for credit in the amount of the fair market value of such Property against the purchase price of similar replacement Property and (ii) such credit is promptly applied to the purchase price of such replacement Property; (k) dispositions of Accounts in the Ordinary Course of Business in connection with the collection or compromise thereof; (l) licensing or sublicensing of Intellectual Property in the Ordinary Course of Business on customary terms; (m) the unwinding of Hedging Agreements permitted hereunder pursuant to their terms; or (n) approved in writing by Lender; provided that, (i) such consent may, at Lender’s option, be conditioned on the mandatory prepayment of the Net Proceeds therefrom and (ii) to the extent required by the terms of this Agreement or the Intercreditor Agreement, all Net Proceeds therefrom are remitted consistent with the Intercreditor Agreement.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in respect of Indebtedness otherwise permitted under Section 10.2.1; (h) of any Obligor in respect of obligations of another Obligor; or (i) in an aggregate amount of $100,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $2,500,000 at any time.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Pipeline Easements: those pipeline easements owned by Borrowers.

Platt’s: Platt’s Oilgram Price Report.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of material assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; and (b) Debt (other than the Obligations) incurred within one hundred and twenty (120) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP Guarantor: at any time, each Obligor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon, including, without limitation, the Refinery Property and the Pipeline Easements, in each case owned by an Obligor.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in a maximum aggregate principal amount that does not exceed the maximum aggregate principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults, taken as a whole, applicable to it are no less favorable in any material respect to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1 subject to the satisfaction of the Refinancing Conditions.

Refinery Land: the real Property owned by Borrowers described in Exhibit D-1 hereto.

Refinery Property: collectively, the Refinery Land and all structures, equipment, amenities and other improvements, thereon, including without limitation, the fluid catalytic cracking unit.

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate constituting Refinery Property and/or Auxiliary Property subject to a Mortgage, the following, in each case to the extent requested by Lender in its discretion, in form and substance satisfactory to Lender in its good faith credit judgment: (a) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Lender may require with respect to other Persons having an interest in the Real Estate; (b) a current, as-built survey of the Real Estate constituting Refinery Property, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Lender; (c) a life-of-loan flood hazard determination and, if the Real Estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to Lender; (d) a current appraisal of the Real Estate, prepared by an appraiser; and (e) ALTA mortgagee title insurance policies issued by a title insurance company acceptable to Lender with respect to such property, assuring Lender that the Mortgage covering such Real Estate creates a valid and enforceable first priority mortgage lien on such Real Estate, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to Lender and shall include such endorsements as are requested by Lender.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, bailee, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless such Person has executed a Lien Waiver or such Obligor is not required to obtain a Lien Waiver with respect to such Collateral pursuant to Section 7.8 hereof.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

Reserve Percentage: for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Restatement Closing Date: as defined in the Recitals.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Loan: a loan made pursuant to Section 2.1.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sanction(s): any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority

Second Amended and Restated Loan Agreement: as defined in the Recitals.

Security Agreement: that certain Security Agreement, dated as of the Closing Date, among Obligors and Lender, individually and as Collateral Agent.

Security Documents: the Security Agreement, the Mortgages, Copyright Security Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Specified Obligor: any Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to the last paragraph of Section 12.1).

Sponsors: collectively, EOR Sponsor Group, Chambers Energy Capital, LP, Reservoir Partners, LP, Reservoir Capital Investment Partners, LP and RCMF II – Black Elk, Inc.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordination Agreement(s): (a) an agreement among any Obligor, a subordinating creditor or such Obligor and Lender, pursuant to which, among other things, the indebtedness owing and/or any Lien granted to such subordinated creditor is subordinated to the Full Payment of all Obligations and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Full Payment of all Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case, in form and substance satisfactory to Lender in its good faith credit judgment.

Subordinated Debt: any Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to a Subordination Agreement, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender in its good faith credit judgment.

Subordinated Debt Documents: any agreement evidencing Subordinated Debt and all security agreements, guaranty agreements and other documents, agreements and instruments executed in connection therewith, in each case, as amended, amended and restated, refinanced, extended, supplemented and/or otherwise modified pursuant to the terms of the applicable Subordination Agreement.

Subsidiary: any entity at least fifty percent (50%) of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which an Obligor directly or indirectly owns fifty percent (50%) of the voting securities or Equity Interests).

Surplus Cash Amount: as of the date of determination means an amount equal to the greater of (a) zero and (b) the amount by which the aggregate of all cash and Cash Equivalents of Borrowers and their Subsidiaries as of such date exceeds $10,000,000.”

Swap Obligation: with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: a term loan made to the Borrowers pursuant to Section 2.2 which shall include the outstanding principal amount of the Term Loan (under and as defined in the Second Amended and Restated Loan Agreement) immediately prior to giving effect to this Agreement.

Term Loan Maturity Date: shall have the same meaning as the Termination Date. As illustration of this definition, all principal, interest and other amounts owing with respect to the Term Loan shall be due and payable in full on the Termination Date.

Termination Date: April 30, 2018.

Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Excess Availability is less than an amount equal to 30% of the Borrowing Base at any time; and (b) continuing until, during the preceding 90 consecutive days, no Event of Default has existed and Excess Availability has been equal to or greater than an amount equal to 30% of the Borrowing Base at all times.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

United States: the United States of America.

Unused Line Fee Rate: a per annum rate equal to (a) 0.375%, if the average daily balance of Revolver Loans and stated amount of Letters of Credit was less than fifty percent (50%) of the Commitment during the preceding calendar month, or (b) 0.25% if such average daily balance was at least fifty percent (50%) of the Commitment during the preceding calendar month.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

Value: (a) for Inventory, its value determined by Lender in its good faith discretion, including, without limitation, by reference to the postings for the relevant markets reported by Platt’s or OPIS, as appropriate, in each case as of the Friday immediately preceding the date of the report or, if Friday is not a Business Day, the immediately preceding Business Day on which the New York Mercantile Exchange is open or Platt’s or OPIS is published, as appropriate, and the closing prices on the New York Mercantile Exchange for near month contracts, with such discounts or premiums to such postings and prices as may be applicable in Lender’s good faith discretion to reflect factors such as local markets and Borrowers’ past actual contracts; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Obligors delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Obligors’ certified public accountants concur in such change, the change is disclosed to Lender, and Section 10.3 is amended in a manner satisfactory to Lender to take into account the effects of the change. In the event that any “Accounting Change” (as defined below), including, without limitation, any change in the treatment of leases under GAAP, shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at the option of either the Obligors or Lender, Obligors and Lender will enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the financial condition of the Obligors and their Subsidiaries and the scope of restrictions in the other covenants set forth herein shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Obligors and Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the Articles 8 or 9 of the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right”,

“Supporting Obligation” and “Proceeds”. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender’s notice address under Section 13.3.1; or (g) discretion of Lender mean its sole and absolute discretion. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP). Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the Obligors’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

All references herein to the time of day shall mean Central time (daylight or standard, as applicable).

SECTION 2. CREDIT FACILITIES

2.1. Commitment.

2.1.1. Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrowers in an aggregate amount up to the Commitment, from time to time through the Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to refinance existing Debt; (b) to pay fees and transaction expenses associated with the this Agreement; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers (including, without limitation, Investments and Distributions not prohibited hereunder).

2.1.3. Termination of Commitment. The Commitment shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least thirty (30) days prior written notice to Lender, Borrowers may, at their option, terminate the Commitment and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided, however, that notwithstanding the forgoing, if such notice of termination contains a statement that such termination is contingent on Borrowers’ obtaining satisfactory financing, Borrower may revoke such notice of termination up until five (5) Business Days prior to the proposed termination (after which such notice shall be irrevocable). On the termination date, Borrowers shall make Full Payment of all Obligations.

2.1.4. Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Lender, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents, subject to the Intercreditor Agreement. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.2. Term Loan.

As of the Closing Date, immediately prior to giving effect to this Agreement, the outstanding principal amount of the Term Loan (under and as defined in the Second Amended and Restated Loan Agreement) is $40,714,287. Lender agrees, subject to the satisfaction of the conditions set forth in Section 6.2, to make up to two additional Term Loan advances to Borrowers in the aggregate principal amount of up to $24,285,713 on or prior to the first anniversary of the Closing Date. Once repaid, the Term Loan may not be reborrowed.

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance and (ii) each LC Condition is satisfied.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Lender.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender on the same day if Lender provides notice of such request prior to 1:00 p.m., or the next Business Day if Lender provides notice after such time (“Reimbursement Date”), the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.3.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Excess Availability is less than zero, (c) after the Commitment Termination Date, or (d) within seven (7) Business Days prior to the Termination Date, then Borrowers shall, at Lender’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Lender the amount of all other LC Obligations. If Borrowers fail to provide Cash Collateral as required herein, Lender may advance, as Revolver Loans, the amount of the Cash Collateral required.

2.3.4. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations (other than Bank Product Debt) shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation (other than Bank Product Debt) is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one (1) day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Lender in its discretion so elects, Obligations (other than Bank Product Debt) shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Lender for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations (other than Bank Product Debt, which shall be governed by provisions of the documentation governing such Bank Product Debt) shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be thirty (30) days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be thirty (30), sixty (60), ninety (90) and one hundred eighty (180) days; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Termination Date.

3.1.4. [Reserved].

3.1.5. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (the “Maximum Rate”). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall any Borrower be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), each Borrower stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned Interest in the event of any such acceleration. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) each Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.1.5 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.1.5.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Commitment exceeds the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay to Lender (a) a fee equal to the Applicable Margin in effect for Revolver Loans that are LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During the continuance of an Event of Default, the fee payable under clause (a) shall be increased by two percent (2.00%) per annum.

3.2.3. Closing Fee. On the Closing Date, Borrowers shall pay to Lender a closing fee of $287,500.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All fees payable under Section 3.2 shall be in addition to any other fees, costs or expenses payable pursuant to any Loan Document and each of the fees described in Section 3.2 constitute part of the Obligations and shall be deemed earned in full on the date when the same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrowers shall reimburse Lender for all Extraordinary Expenses. Borrowers shall also reimburse Lender for all reasonable, out-of-pocket legal, and all accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Lender’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Lender or any of its Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5. Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund

Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower Agent, (a) any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended and (b) if such notice asserts the illegality of Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the LIBOR component of the Base Rate, in each case until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, (i) Borrowers shall, upon demand of Lender, prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans and (ii) if such notice asserts the illegality of Lender determining or charging interest rates based upon LIBOR, Lender shall during the period of such suspension compute the Base Rate without reference to the LIBOR component thereof until it is no longer illegal for Lender to determine or charge interest rates based upon LIBOR. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Lender notifies Borrower Agent for any reason in connection with a request for a Borrowing of, conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to Lender of funding such Loan, then (i) the obligation of Lender to make or maintain LIBOR Loans shall be suspended and (ii) with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Lender revokes the notice. Upon receipt of the notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except the Reserve Percentage reflected in LIBOR);

(b) subject Lender to any Tax with respect to any Loan, Loan Document or Letter of Credit, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or

(c) impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or Commitment;

and the result thereof shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan or Commitment, or to increase the cost to Lender of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If Lender determines that any Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration Lender’s and such holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts under Section 5.8, then Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lender shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if Lender had purchased such deposits.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of a Loan, Borrower Agent shall give Lender a Notice of Borrowing. Such notice must be received by Lender no later than 1:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three (3) Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 1:00 p.m. shall be deemed received on the next Business Day. Each such Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be thirty (30) days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Revolver Loans that are Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Lender may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Lender or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Lender or any of its Affiliates, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for a Revolver Loan that is a Base Rate Loan on the date of such presentation, in the amount of such payment item. The proceeds of such Revolver Loan may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings. Lender shall fund each Borrowing on the applicable funding date and, subject to the terms of this Agreement, shall disburse the proceeds as directed by Borrower Agent.

4.1.3. Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Lender. Borrowers shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/ Continuation, if applicable, but if it differs materially from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by a Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000 plus any increment of $100,000 in excess thereof. No more than eight (8) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.3. Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.4. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided,

however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.5. Effect of Termination. On the effective date of any termination of the Commitment, all Obligations shall be immediately due and payable, and Lender and any of its Affiliates may terminate its Bank Products. All undertakings of Obligors contained in the Loan Documents shall survive any termination, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Lender shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Lender may incur as a result of the dishonor or return of Payment Items applied to Obligations, Lender receives (a) a written agreement satisfactory to Lender, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such damages; and (b) such Cash Collateral as Lender, in its good faith credit judgment, deems appropriate to protect against such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.8, 12.2 and this Section, and the obligation of each Obligor with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations (other than Bank Product Debt, which shall be governed by provisions of the documentation governing such Bank Product Debt) shall be made in Dollars and shall be free and clear of and without conditions or deduction for any offset, counterclaim, recoupment or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium but subject to Section 3.9. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base and directly caused by the giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Lender’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3. Repayment of Term Loan.

(a) Payment of Principal. The Term Loan shall be repaid on the first Business Day of each calendar quarter in consecutive quarterly installments of $2,321,428, commencing on January 4, 2016 until April 2, 2018, and all remaining principal, interest and other amounts owing with respect to the Term Loan shall be due and payable in full on the Term Loan Maturity Date. Once repaid, whether such repayment is voluntary or required, no portion of the Term Loan may be reborrowed.

(b) Mandatory Prepayments.

(i) Within three Business Days following the receipt of proceeds of any Permitted Asset Disposition of Equipment or Real Estate pursuant to clause (b), (c) or (e) of the definition of “Permitted Asset Disposition”, Borrowers shall prepay the Term Loan in an amount equal to the Net Proceeds of such disposition to the extent the aggregate Net Proceeds from all such Asset Dispositions during the previous twelve months exceeds $500,000; provided that if no Default or Event of Default shall then exist or would arise therefrom, no such prepayment shall be required if the Borrower Agent provides an Officer’s Certificate to Lender stating that such Net Proceeds are expected to be reinvested in fixed or capital assets or to be contractually committed to be reinvested in fixed or capital assets within 12 months of such date; provided further that if all or any of such Net Proceeds are not reinvested or contractually committed to be so reinvested within such 12 month period, such unused portion shall be used to prepay the Term Loans in accordance with this Section 5.3(b)(i);

(ii) Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall prepay the Term Loan in an amount equal to such proceeds, subject to Section 8.6.2;

(iii) Concurrently with any issuance of Equity Interests by an Obligor, Borrowers shall prepay the Term Loan in an amount equal to the net proceeds of such issuance; provided that no such prepayment shall be required with respect to (a) any issuance of Equity Interests by Holdings to any Sponsor or any Controlled Investment Affiliate or (b) any issuances of Equity Interests by Holdings of Equity Interests representing not more than 20% of the total economic interests of the Equity Interests of Holdings (including its Equity Interests issued upon exercise of any warrant or option) to directors, officers or employees of any Obligor;

(iv) On the Commitment Termination Date, Borrowers shall prepay the entire Term Loan (unless sooner repaid hereunder).

(c) Optional Prepayments. A Borrower may, at its option from time to time (but only one time during any specific calendar month), prepay the Term Loan without penalty or premium, which prepayment must be at least $1,000,000, plus any increment of $1,000,000 in excess thereof. A Borrower shall give written notice to Lender of an intended prepayment of the Term Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month. Each prepayment of the Term Loan shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to principal in inverse order of maturity.

5.4. Payment of Other Obligations. Obligations other than Loans and Bank Product Debt (which shall be governed by provisions of the documentation governing such Bank Product Debt), including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender, or Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6. Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day during any Trigger Period. However, solely for purposes of computing interest hereunder, and in addition to Lender’s standard fees and charges relating to the account, any application by Lender of such balance to the Obligations shall be deemed to be made at the beginning of the second Business Day; provided, however, the foregoing shall in all respects be subject to the provisions and limitations set forth in Section 3.1.5 hereof. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds during any Trigger Period, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Obligations during any Trigger Period, in such manner as Lender deems advisable.

5.7. Loan Account; Account Stated.

5.7.1. Loan Account. Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Lender may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.7.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Obligor, then such information shall be conclusive and binding on such Obligor for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.8. Taxes.

5.8.1. Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes except as required by Applicable Law. If Applicable Law requires any Obligor or Lender to withhold or deduct any Tax (including backup withholding or withholding Tax), Obligor or Lender, as applicable, shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Obligors shall be increased so that Lender receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2. Payment. Each Borrower, jointly and severally shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Lender for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Lender, or paid by Lender, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, including all reasonable expenses relating thereto. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Lender shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Lender a receipt from the Governmental Authority or other evidence of payment satisfactory to Lender in its good faith credit judgment.

5.8.3. Lender Status. Lender shall deliver documentation prescribed by Applicable Law, or reasonably requested by an Obligor, as will enable an Obligor to determine whether or not Lender is subject to withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, if Lender is entitled to an exemption from or reduction of withholding Tax under the Applicable Law of the jurisdiction in which any Obligor is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document, Lender shall deliver to each Obligor, to the extent it is legally entitled to do so, at the time or times prescribed by Applicable Law or reasonably requested by an Obligor, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, in the event that any Obligor is resident for Tax purposes in the United States, Lender shall deliver to the Obligors on or prior to the Closing Date (and from time to time thereafter as prescribed by Applicable Law or upon the request of an Obligor), two executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

5.8.4. Refunds. If Lender determines, in its sole discretion, that it has received a refund of, or credit or other similar tax benefit in respect of, any Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section 5.8 or Section 3.7.1(b), it shall pay to such Obligor an amount equal to such refund, or credit or benefit (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor with respect to the Taxes giving rise to such refund, or credit or benefit), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Obligor, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will Lender be required to pay any amount to an Obligor, pursuant to this paragraph the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to such Obligor or any other Person.

5.9. Nature and Extent of Each Borrower’s Liability.

5.9.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.9.2. Waivers.

(a) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Obligor and Lender that the provisions of this Section 5.9 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.9. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.9, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

5.9.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Obligor’s liability under this Section 5.9 shall be limited to the greater of (i) all amounts for which such Obligor is primarily liable, as described below, and (ii) such Obligor’s Allocable Amount.

(b) If any Obligor makes a payment under this Section 5.9 of any Obligations (other than amounts for which such Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section 5.9 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.9 shall limit the liability of any Obligor to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.9.4. Joint Enterprise. Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.9.5. Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrowers hereunder, until each of the following conditions has been satisfied or waived in a manner and pursuant to documentation satisfactory to Lender in its discretion:

(a) Each Loan Document to which an Obligor is a party that is to be delivered on the Closing Date shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Lender shall have received (i) all certificates, agreements, or instruments necessary to perfect Lender’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts (other than Excluded Accounts) and all Investment Property of each Obligor, in each case, solely to the extent required by the terms of the Loan Documents (and subject to the Intercreditor Agreement), (ii) UCC financing statements in appropriate form for filing under the UCC, and (iii) filings with the United States Copyright Office to perfect the Liens created by the Loan Documents.

(c) With respect to all Real Estate to be subject to a Mortgage, Lender shall have received: (i) all modifications to existing Mortgages as shall be required by Lender and (ii) such Related Real Estate Documents as it shall request.

(d) Lender shall have received the Intercreditor Agreement, in form and substance satisfactory to Lender, which shall be duly executed by the Obligors, BP and Lender.

(e) Lender shall have received certificates, in form and substance satisfactory to it in the exercise of its good faith credit judgment, from a knowledgeable Senior Officer of each Borrower certifying that, as of the Closing Date, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (iii) the closing and consummation of this Agreement and the transactions contemplated hereby will not conflict with, or cause a breach or default under any Material Contract.

(f) Lender shall have received a certificate, in form and substance satisfactory to Lender, from a duly authorized person of each Obligor, certifying, among other things, (i) that attached copies of such Obligor’s Organic Documents are true and complete in all material respects, and in full force and effect, without amendment except as shown, and that no proceeding for amendment or other modification is pending or contemplated; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Lender shall have received a written opinion of (i) Bartlit Beck Herman Palenchar & Scott LLP, counsel to the Obligors, and (ii) Davis Graham & Stubbs LLP, Wyoming, counsel to Obligors, and in form and substance satisfactory to Lender in its good faith credit judgment.

(h) Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) If requested by Lender, Lender shall have received certificates of insurance for the insurance policies carried by Borrowers required by Section 8.6.2, all in compliance with the Loan Documents, together with, if required by Lender, lender loss payable and additional insured endorsements naming Lender as lender loss payee and additional insured thereunder, in each case, in form and substance satisfactory to Lender in the exercise of its good faith credit judgment.

(j) Borrowers shall have paid all fees and expenses required to be paid to Lender on the Closing Date.

(k) Lender shall have received a Borrowing Base Certificate prepared as of the Closing Date. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit to be issued on the Closing Date, and the payment by Borrowers of all fees and expenses incurred in connection herewith, as well as accounting for any payables stretched beyond customary payment practices, Excess Availability shall be at least $20,000,000.

6.2. Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied or waived by Lender:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent to the funding of any Loan or issuance of Letter of Credit in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(e) In the case of Revolver Loans, the aggregate principal amount of all Revolver Loans outstanding, after giving effect to any proposed Revolver Loan or Letter of Credit to be issued on such date, shall not exceed the Borrowing Base;

(f) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and

(g) With respect to any Term Loan borrowing made after the Closing Date, Lender shall have received the audited financial statements and related deliverables pursuant to Section 10.1.2(a) for the 2014 Fiscal Year, which shall be in form and substance satisfactory to Lender; provided, however, this clause (g) shall not apply to the initial Term Loan advance made after the Closing Date so long as such advance does not exceed $12,285,713 in principal amount.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate, in the exercise of its good faith credit judgment, in connection therewith.

SECTION 7. COLLATERAL PROVISIONS

7.1. Personal Property Collateral. To secure the prompt payment and performance of all Obligations, each Obligor shall cause its personal property to be subject to first-priority perfected Liens in favor of Lender, in its capacities as Lender and Collateral Agent, in accordance with the Security Agreement.

7.2. [Reserved].

7.3. Real Estate Collateral.

7.3.1. Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate constituting Refinery Property and/or Auxiliary Property owned by Obligors (other than the Real Estate identified as “Bell Property, New Castle, Wyoming”). The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate with a value in excess of $500,000 hereafter, Borrowers shall, within sixty (60) days, execute, deliver and record a Mortgage sufficient to create a first priority Lien (subject to Permitted Liens) in favor of Lender, in its capacities as Lender and Collateral Agent, on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2. [Reserved].

7.4. [Reserved].

7.5. [Reserved].

7.6. [Reserved].

7.7. [Reserved].

7.8. Lien Waiver. Obligors shall use commercially reasonable efforts to obtain a Lien Waiver with respect to each location set forth on Schedule 8.6.1 where an Obligor stores books and records, excluding (a) any location that does not contain Inventory and that is leased by an Obligor for monthly rent of less than $6,000, provided that the aggregate annual rent of all leased locations excluded under this clause (a) is less than $150,000 and (b) any location that contains Inventory and for which the Rent and Charges Reserve includes expenses and amounts attributable to such Inventory.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Borrowing Base Certificates. By the 15th day of each month, Borrower Agent shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous month; provided that, in addition to such monthly Borrowing Base Certificate, (a) during any Level 1 Reporting Trigger Period, Borrower Agent shall also deliver to Lender a Borrowing Base Certificate on a semi-monthly basis, and in no event no later than the (i) 15th day of each calendar month, prepared as of the close of business of the previous calendar month and (ii) by the last Business Day of each calendar month, prepared as of the close of business on the last day of the second full week of each calendar month, and (b) during any Level 2 Reporting Trigger Period, Borrower Agent shall also deliver to Lender a Borrowing Base Certificate on a weekly basis, and in no event no later than the 5th day of each week, prepared as of the close of the last day of the preceding week; provided, however, that during any period when an Event of Default exists, Borrower Agent shall deliver a Borrowing Base Certificate as frequently as shall be requested by Lender. All calculations of the LC Obligations and Excess Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that, Lender may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records, in all material respects, of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request in the exercise of its good faith credit judgment. Each Borrower shall also provide to Lender, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request; provided however, during any Trigger Period, Borrowers shall deliver such information biweekly to Lender. If Accounts in an aggregate face amount of $25,000 or more cease to be Eligible Accounts (and such Accounts were reflected as Eligible Accounts on the most recently delivered Borrowing Base Certificate), Borrowers shall notify Lender of such occurrence promptly after any Borrower has knowledge thereof.

8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, if an Event of Default is existing, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Lender in its good faith credit judgment; provided that, Lender agrees that, upon satisfaction of the condition precedent set forth in Section 6.1(d) hereof, the arrangements in place as of the Closing Date are acceptable to Lender. Obligors shall obtain an agreement (in form and substance satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Lender during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Lender during a Trigger Period, Lender may require immediate transfer of all funds in such account to a Dominion Account maintained with Lender. Lender assumes no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or its Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender, in its capacities as Lender and Collateral Agent, and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3. Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender (i) a schedule of Inventory, based upon Borrowers’ perpetual inventory, as of the preceding day itemizing and describing the kind, type, quantity and location of all inventory of Borrowers and the Value thereof, (the determination of Value shall be made by reference to (a) the closing prices on the New York Mercantile Exchange for near month contracts and (b) the postings for the relevant markets reported by Platt’s or OPIS, as appropriate, in each case as of the Friday immediately preceding the date of the report, or if Friday is not a Business Day, the immediately preceding Business Day on which the New York Mercantile Exchange is open or Platt’s or OPIS is published, as appropriate) and (ii) a detailed statement of all inventory that is not located on the premises described on Schedule 8.6.1, in each case, in form and substance satisfactory to Lender, concurrently with the delivery of the Borrowing Base Certificate under Section 8.1 hereof or on such other periodic basis as Lender may request in the exercise of its good faith credit judgment. In addition to the foregoing, each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender during any period when an Event of Default exists or Excess Availability is less than $10,000,000) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each physical count.

8.3.2. Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) Lender is promptly notified if the aggregate Value of all Eligible Inventory returned since the delivery of the last Borrowing Base Certificate exceeds $25,000.

8.3.3. Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all material Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases and subject to disputes in good faith) at all locations where a material portion of Collateral is located.

8.4. Administration of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request during the continuance of an Event of Default, a current schedule thereof, in form satisfactory to Lender. Promptly upon Lender’s request and during the continuance of an Event of Default, Obligors shall deliver to Lender evidence of their ownership or interests in any Equipment.

8.5. Administration of Deposit Accounts. Schedule 8.5 (as such Schedule is amended from time to time) sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Lender’s control, in its capacities as Lender and Collateral Agent, of each such Deposit Account (other than any Excluded Account). Each Obligor shall be the sole account holder of each

Deposit Account (other than an Excluded Account) and shall not allow any other Person (other than Lender, in its capacities as Lender and Collateral Agent, and the banking institution providing such Deposit Account) to have control over a Deposit Account (other than an Excluded Account) or any Property deposited therein. Each Obligor shall promptly notify Lender of any opening or closing of a Deposit Account (other than an Excluded Account) and, with the consent of Lender, will amend Schedule 8.5 to reflect same.

8.6. General Provisions.

8.6.1. Location of Collateral. All Inventory, other than Inventory in transit, and all books and records related to Inventory or Accounts, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 (as such Schedule is amended from time to time) except that Borrowers may (a) make sales or other dispositions of Inventory in accordance with Section 10.2.6; and (b) move Inventory to another location in the United States, upon fifteen (15) days prior written notice to Lender.

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with reputable insurers satisfactory to Lender in the exercise of its good faith credit judgment. Subject to the Intercreditor Agreement, proceeds under each policy shall be payable to Lender. From time to time upon request, Obligors shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as loss payee; and (ii) requiring thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever (if the insurer agrees). If any Obligor fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered in accordance with the Intercreditor Agreement. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b) Subject to the Intercreditor Agreement and as provided below, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Lender. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to the Term Loan and then to any other Obligations outstanding.

(c) If requested by Obligors in writing within 15 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, to the reasonable satisfaction of Lender; (iii) any replacement buildings are constructed on real property subject to the first priority perfected Lien of Lender (subject to Permitted Liens); (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) the Obligors shall provide to Lender information reasonably requested regarding the status of such repair or replacement as Lender may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitment, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1. Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and its Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of such Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document to which an Obligor is a party is a legal, valid and binding obligation of such Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Obligor and its Subsidiary, its name, its jurisdiction of organization, and other than with respect to Holdings, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Lender’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable, to the extent applicable. Except as set forth on Schedule 9.1.4, as of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary. As of the Closing Date, (i) Holdings owns legally and beneficially one hundred percent (100%) of the issued Equity Interests of the Company and has no other direct Subsidiaries, (ii) the Company owns legally and beneficially one hundred percent (100%) of the issued Equity Interests of Wyoming Pipeline and has no other Subsidiaries, and (iii) Wyoming Pipeline has no Subsidiaries.

9.1.5. Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Eligible Inventory and Eligible Accounts. Except as would not reasonably be expected to cause a Material Adverse Effect, each Obligor and its Subsidiary has good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.

9.1.6. Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all material respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Lender on request;

(d) it is not subject to any offset, Lien (other than Permitted Liens, Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and

(g) to the Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7. Financial Statements; Material Adverse Effect; Solvency. All projections delivered from time to time to Lender have been prepared in good faith based on reasonable assumptions in light of the circumstances at such time, it being understood that actual results may differ from projected results, and such differences may be material. Since December 31, 2014, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Obligors, taken as a whole, are Solvent.

9.1.8. Surety Obligations. Except as set forth on Schedule 9.1.8, as of the Closing Date no Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person.

9.1.9. Taxes. Each Obligor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10. Sanctions Concerns and Anti-Corruption.

(a) No Obligor, nor any Subsidiary, nor, to the knowledge of the Obligors and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Obligor or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(b) The Obligors and their Subsidiaries have conducted their business in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.1.11. Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, as of the Closing Date, no Borrower or Subsidiary pays or owes any material Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary as of the Closing Date is shown on Schedule 9.1.11.

9.1.12. Governmental Approvals. Except as would not reasonably be expected to cause a Material Adverse Effect, (a) each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties and (b) all necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral.

9.1.13. Compliance with Laws. Except as would not reasonably be expected to cause a Material Adverse Effect, (a) each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, (b) there have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law and (c) no Inventory has been produced in violation of the FLSA.

9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, except as would not reasonably be expected to cause a Material Adverse Effect. No Obligor or Subsidiary has received any Environmental Notice that has not been resolved or is not in the process of being resolved. Except as disclosed on Schedule 9.1.14, no Obligor or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15. Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, the breach or termination of which could reasonably be expected to have a Material Adverse Effect. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation. Except as disclosed on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is in default with respect to any material order, injunction or judgment of any Governmental Authority.

9.1.17. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money with a principal amount in excess of $500,000.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18, or as would not reasonably be expected to cause a Material Adverse Effect:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary except as could not reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20. Labor Relations. Except as otherwise disclosed to Lender, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining except as could not reasonably be expected to have a Material Adverse Effect.

9.1.21. Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23. Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. [Reserved].

9.1.25. [Reserved].

9.1.26. [Reserved].

9.1.27. Material Contracts and Contracts with Governmental Authorities. Schedule 9.1.27 contains a true, correct and complete list of all the Material Contracts and material Contracts with Governmental Authorities in effect on the Closing Date. Together with any updates provided pursuant to Section 10.1.2(l), any such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 9.1.27 or in such updates).

9.1.28. States Where Obligors Collect Fuel Taxes. As of the Closing Date, except as set forth on Schedule 9.1.28, no Obligor is required to collect fuel or similar excise Taxes and/or file tax returns in connection with such Taxes in any state. Except to the extent Obligors have notified Lender from time to time, the Obligors are not required to collect fuel or similar excise Taxes and/or file returns in connection with such Taxes in any state.

9.1.29. Not First Purchaser. As of the Closing Date, except as set forth on Schedule 9.1.29, no Obligor is a first purchaser of oil or gas production. Except to the extent that the Obligors have notified Lender from time to time, the Obligors do not purchase oil or gas production from an interest owner in a state where Applicable Law creates a Lien in such oil and gas production against the first Person who purchases such oil or gas production from an interest owner to secure payment by such Person for such oil or gas production.

9.1.30. Company’s Small Refiner Status. The Company is recognized as (i) a “small refiner” by the Environmental Protection Agency under 40 CFR § 80.225, 40 CFR § 80.550 and 40 CFR § 80.1338 and (ii) a “small refinery” or “small volume refinery” by the Environmental Protection Agency under 40 CFR § 80.1101, 40 CFR § 80.1401 and 40 CFR § 80.1621.

9.2. Complete Disclosure. The Loan Documents, taken as a whole, do not contain any untrue statement of a material fact, nor do they fail to disclose any material fact necessary to make the statements contained therein not materially misleading.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Until Payment in Full of the Obligations and termination of the Commitment, each Obligor shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations; provided that, so long as no Default or Event of Default is continuing, the Borrower Agent shall have been given the opportunity to participate in any discussions with independent accountants. Lender shall not have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Lender for all its charges, costs and expenses in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Lender deems appropriate but in no event more frequently than (x) two (2) times per Loan Year so long as Excess Availability (as evidenced by the most recently delivered Borrowing Base Certificate) is greater than $15,000,000 and (y) three (3) times per Loan Year if Excess Availability (as evidenced by the most recently delivered Borrowing Base Certificate) is less than or equal to $15,000,000; and (ii) appraisals of Inventory up to (x) one (1) time per Loan Year so long as Excess Availability (as evidenced by the most recently delivered Borrowing Base Certificate) is greater than $10,000,000 or (y) at Lender’s request if Excess Availability (as evidenced by the most recently delivered Borrowing Base Certificate) is less than or equal to $10,000,000, or there is in existing Event of Default; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers agree to pay Lender’s then standard charges for examination activities, including the standard charges of Lender’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:

(a) as soon as available, and in any event within one hundred and twenty (120) days after the close of each Fiscal Year (except in the case of Fiscal Year 2014, which shall be within one hundred and eighty (180) days after the close of Fiscal Year 2014) , balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for Obligors and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Obligors and acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;

(b) as soon as available, and in any event within thirty (30) days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Obligors and Subsidiaries (and upon any change in the Obligors’ corporate structure, at Lender’s request, on a consolidating basis for Obligors and Subsidiaries), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes. Together with such monthly financial statements, Borrower Agent shall deliver to Lender (i) a reconciliation of the Schedule of Accounts attached to a Borrowing Base Certificate prepared as of such month end, to (y) the Company’s general ledger as of such month end, and (ii) a reconciliation of (x) the Schedule of Inventory volumes attached to a Borrowing Base Certificate prepared as of such month end, to (y) inventory volumes used to determine the inventory values on the Company’s general ledger as of such month end, and (iii) a reconciliation of (x) a Schedule of Trade and Crude Oil Accounts Payable as of such month end setting forth a detailed aged trial balance of all the Company’s then existing accounts payable, specifying the name of and the balance due to each creditor, to (y) the Company’s general ledger as of such month end, and (iv) a certificate from the chief financial officer of Borrower Agent showing and certifying to the calculation of the Fixed Charge Coverage Ratio for the twelve month period ending as of such month end.

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, (i) a Compliance Certificate executed by the chief financial officer of Borrower Agent (or, in the absence of a chief financial officer, such other senior finance officer acceptable to Lender) and (ii) a schedule setting forth the current Hedging Agreements (including BP Swap Obligations);

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(e) prior to the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Excess Availability for the next Fiscal Year, month by month;

(f) promptly, at Lender’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan;

(i) such other reports and information (financial or otherwise) as Lender may request in the exercise of its good faith credit judgment from time to time in connection with any Collateral or any Obligor’s or Subsidiary’s financial condition or business;

(j) promptly, any material correspondence with respect to the BP Swap Documents and the Subordinated Debt Documents;

(k) [reserved].

(l) promptly, and in any event within five (5) Business Days after (i) any Material Contract is entered into, terminated or amended in a manner that is adverse to the Obligor or Lender, or (ii) any Contract with a Governmental Authority is entered into, a written statement describing such event (including, with respect to any such termination or amendment of a Material Contract, an explanation of any actions being taken with respect thereto), with copies of any such Material Contracts or material amendments, or Contracts with a Governmental Authority delivered to Lender (to the extent such delivery is permitted by the terms of any such Material Contract or Contract with a Governmental Authority, provided, no such prohibition on delivery shall be effective if it were bargained for by Obligor with the intent of avoiding compliance with this Section 10.1.2(l)); and

(m) as soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, financial statements for each Guarantor (other than Holdings), in form and substance satisfactory to Lender (except that no separate financial statements are required for any Guarantor that is a Subsidiary, the financial condition and results of operations of which are included in the Obligors’ consolidated financial statements otherwise provided herein).

10.1.3. Notices. Notify Lender in writing, promptly after a Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, that could have a Material Adverse Effect; (b) the existence of any Default or Event of Default; (c) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice; (d) the occurrence of any ERISA Event; (e) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; (f) any opening of a new office or place of business, at least thirty (30) days prior to such opening; (g) any material change in any Obligor’s accounting or financial reporting practices since the Closing Date; (to the extent not previously reported); (h) any change in the executive officers of any Obligor; or (i) any other event, occurrence or conditions which could reasonably be expected to be, cause, have or result in a Material Adverse Effect.

10.1.4. Landlord and Storage Agreements. Upon request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral or any Person who leases Equipment to a Obligor material to a Obligor’s business.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, in each case, unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority. The Obligors and their Subsidiaries shall comply in all material respects with all applicable consent decrees issued by any Governmental Authority.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with reputable insurers satisfactory to Lender in its good faith credit judgment, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; (b) business interruption insurance in an amount not less than the amount in existence on the Closing Date, with deductibles satisfactory to Lender in its good faith credit judgment; and (c) flood hazard insurance on all Real Estate that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards and is subject to a Mortgage, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by Lender.

10.1.8. Licenses. Except as could not reasonably be expected to have a Material Adverse Effect, (a) keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect; (b) promptly notify Lender of any proposed modification to any such License, or entry into any new License; (c) pay all Royalties when due; and (d) notify Lender of any default or breach asserted by any Person to have occurred under any License.

10.1.9. Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall require to evidence and perfect a Lien in favor of Lender on all assets of such Person, including, if requested, delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall deem appropriate in its good faith credit judgment.

10.1.10. Depository Bank. Maintain Lender as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts, other than the Excluded Accounts.

10.1.11. Existence; Conduct of Business. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, authorizations of Governmental Authorities, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which a material portion of its business is conducted, in each case, except as otherwise permitted by Section 10.2.9; and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except as permitted by Sections 10.2.9 and 10.2.16.

10.1.12. Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.1.13. Maintenance of Property. Each Obligor will, and will cause each Subsidiary to, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

10.1.14. Compliance with Contracts. Each Obligor shall perform in accordance with its terms each Material Contract and each other contract, agreement or other arrangement to which it is a party or by which any Obligor or any of the Collateral is bound except where the failure to comply, pay, file or perform could not reasonably be expected to be, have or result in a Material Adverse Effect.

10.2. Negative Covenants. Until Payment in Full of the Obligations and termination of the Commitment, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt (and Refinancing Debt in respect thereof);

(c) [reserved];

(d) Permitted Purchase Money Debt (and Refinancing Debt in respect thereof);

(e) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans (and Refinancing Debt in respect thereof);

(f) Bank Product Debt;

(g) Permitted Contingent Obligations;

(h) [reserved];

(i) Debt under Hedging Obligations permitted by Section 10.2.15;

(j) Debt permitted by Section 10.2.7(d);

(k) Debt in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Obligor or any Subsidiary in the ordinary course of business, including guarantees or obligations of any Obligor or any Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(l) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(m) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(n) [reserved]; and

(o) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time (and Refinancing Debt in respect thereof).

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Lender, including in its capacity as Collateral Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Lender’s Liens;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order not constituting an Event of Default;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any Borrowed Money and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) [reserved];

(k) existing Liens shown on Schedule 10.2.2 or on any title policy delivered in respect of any mortgaged Real Estate;

(l) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Obligor or any Subsidiary to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(m) licenses of Intellectual Property granted by any Obligor or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the any Obligors or any Subsidiary;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases;

(o) Liens incurred in the ordinary course of business of any Obligor or any Subsidiary with respect to obligations that do not in the aggregate exceed $100,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

(p) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the Ordinary Course of Business;

(q) deposits made in the ordinary course of business to secure liability to insurance carriers;

(r) [reserved];

(s) Liens on cash deposits securing any Hedging Agreement permitted by Section 10.2.8;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(u) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Obligors or any Subsidiaries.

10.2.3. Capital Expenditures. Make Capital Expenditures in excess of $10,000,000 in the aggregate during any Fiscal Year; provided, that additional Capital Expenditures may be made during any Fiscal Year if approved first in writing by Lender; provided, further, that Capital Expenditures made during such Fiscal Year in connection with (i) the Newcastle expansion project and associated facility enhancements and (ii) the benzene removal project, in each case as described in greater detail on Schedule 10.2.3, shall not be included in the calculation of Capital Expenditures for such Fiscal Year for the purposes of this Section 10.2.3.

10.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except (i) Upstream Payments; (ii) so long as no Event of Default shall have occurred and is continuing, Distributions by the Company or any Subsidiary to Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, (iii) so long as no Event of Default shall have occurred and is continuing, Distributions by the Company, any Subsidiary or Holdings, as applicable, to the holders of the Equity Interests in Holdings pursuant to Section 8.5(d) of the Limited Liability Company Agreement of Black Elk Refining, LLC, as in effect on the Closing Date, (iv) so long as no Default or Event of Default shall have occurred and is continuing, payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Equity Interests of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Obligor, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, $1,000,000, (v) Holdings and each of its Subsidiaries may pay Distributions payable solely in the Equity Interests of Holdings; (vi) Holdings or any of its Subsidiaries may (A) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion; and (vii) other Distributions from the Company to Holdings (and in turn, if desired by Holdings, from Holdings to the holders of the Equity Interest in Holdings), by delivering five (5) Business Days prior written notice to Lender of the Company’s intent to make such Distribution so long (a) as both before and after giving effect to such Distribution, no Default or Event of Default shall have occurred or shall result therefrom, (b) Borrower Agent shall have delivered to Lender a Borrowing Base Certificate, together with such supporting documentation as Lender may request (in each case, in form and substance satisfactory to Lender in its discretion), demonstrating that on the date of such Distribution, Excess Availability is greater than $15,000,000, and after giving effect to such Distribution, the average monthly Excess Availability for the twelve month period immediately following such Distribution will be greater than $15,000,000, (c) Borrower Agent shall have delivered to Lender a Compliance Certificate, in form and substance satisfactory to Lender in its discretion, demonstrating that immediately before and after giving effect to such Distribution, Obligors shall have a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, and certifying compliance with the covenants set forth in this Agreement and (d) Lender shall have received the audited financial statements and related deliverables pursuant to Section 10.1.2(a) for the 2014 Fiscal Year.

10.2.5. Sanctions; Anti-Corruption Laws. (a) Directly or indirectly, use any credit extension hereunder or the proceeds thereof, or lend, contribute or otherwise make available such credit extension or the proceeds thereof to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions. (b) Directly or indirectly, use any credit extension hereunder or the proceeds thereof for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar legislation in other jurisdictions.

10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, or a transfer of Property by a Subsidiary or Obligor to an Obligor.

10.2.7. Investments. Make any Investments, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by the Company to Wyoming Pipeline or by Wyoming Pipeline to the Company or by Holdings to the Company; (e) [reserved]; (f) Investments outstanding on the Closing Date and identified on Schedule 10.2.7; (g) (i) acquiring and holding accounts receivables owing to any of them if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary terms, (ii) investing in, acquire and hold cash and Cash Equivalents, (iii) endorsing negotiable instruments held for collection in the Ordinary Course of Business or (iv) making lease, utility and other similar deposits in the Ordinary Course of Business; (h) Hedging Obligations incurred pursuant to Section 10.2.15; (i) Investments in securities of trade creditors or customers in the Ordinary Course of Business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (j) mergers and consolidations in compliance with Section 10.2.9; (k) Investments (excluding acquisitions) made by any Obligor or any of its Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with Section 10.2.6; (l) leases of real or personal in the Ordinary Course of Business and in accordance with the Security Documents; and (m) other Investments in an aggregate amount not to exceed $500,000.

10.2.8. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except (i) regularly scheduled payments of principal (including on the maturity date hereof), in respect of Subordinated Debt, but only to the extent permitted under the Subordination Agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied), (ii) pursuant to a refinancing permitted by Section 10.2.1,

(iii) any payment to the extent made with Equity Interests of Holdings, and (iv) any other payment permitted by the subordination terms thereof; or (b) BP Swap Obligations, except (i) regularly scheduled payments provided for in, and mandatory prepayments required under, the BP Swap Documents, and (ii) voluntary prepayments of principal and payments of cash deposits securing any BP Swap Obligations, provided (w) Holdings delivers at least five (5) Business Days’ prior written notice of Holdings’ intent to make such voluntary prepayment or cash deposit payment, (x) both before and after giving effect to such payment, no Default or Event of Default shall have occurred or shall result therefrom, (y) Borrower Agent shall have delivered to Lender a Borrowing Base Certificate, together with such supporting documentation as Lender may request (in each case, in form and substance satisfactory to Lender, in its discretion), demonstrating that on the date of such payment, Excess Availability is greater than $15,000,000, and after giving effect to such payment, the average monthly Excess Availability for the twelve month period immediately following such payment will be greater than $15,000,000, and (z) Borrower Agent shall have delivered to Lender a Compliance Certificate, in form and substance satisfactory to Lender, in its good faith credit judgment, demonstrating that immediately before and after giving effect to such payment, Borrowers shall have Fixed Charge Coverage Ratio of at least 1.25 to 1.00, and certifying compliance with the covenants set forth in this Agreement; or (c) any other Borrowed Money (other than the Obligations) prior to its due date (including any mandatory prepayment dates) under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Lender) or as permitted in Section 10.2.19, except (i) pursuant to a refinancing permitted by Section 10.2.1; or (ii) a payment to the extent made with Equity Interests of Holdings; or (iii) payments not exceed $250,000 in any Fiscal Year, so long as no Event of Default is continuing at the time of any such payment or would result therefrom.

10.2.9. Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; (ii) any Subsidiary (other than the Company or Wyoming Pipeline) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and (iii) Asset Dispositions in compliance with Section 10.2.6; or (b) change its name or conduct business under any fictitious name, change its tax, charter or other organizational identification number, or change its form or state of organization, in each case, without giving Lender prior notice of any such change.

10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9; or permit any existing Subsidiary to issue any additional Equity Interests, except director’s qualifying shares or Equity Interests issued to an Obligor.

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date and other amendments or modifications that are not adverse to Lender.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement in effect on the Closing Date and disclosed to Lender; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; (d) arising under Applicable Law; (e) this Agreement and the other Loan Documents; (f) the BP Swap Documents; (g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of an Obligor or a Subsidiary; (h) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 10.2.6 pending the consummation of such sale; (i) any agreement in effect at the time such Subsidiary becomes a Subsidiary of an Obligor, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of an Obligor; (j) without affecting the Obligors’ obligations under the Security Agreement, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; (k) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (l) in the case of any joint venture which is not an Obligor in respect of any matters contemplated by such Restricted Agreement, restrictions in such Person’s Organic Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (m) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (k) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing

10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities reasonably related or incidental thereto.

10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions with Affiliates that were consummated prior to the

Closing Date, as shown on Schedule 10.2.17; (e) Distributions permitted by Section 10.2.4; (f) Investments permitted by Section 10.2.7; (g) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents; (h) sales of Equity Interests of Holdings to Affiliates of Holdings not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; (i) any transaction with an Affiliate where the only consideration paid by any Obligor is Equity Interests of Holdings; and (j) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18. Plans. Become party to any Multiemployer Plan, other than any in existence on the Closing Date or any other Multiemployer Plan reasonably acceptable to Lender, provided the Company has given Lender ten (10) Business Days’ prior notice of the effectiveness of such plan.

10.2.19. Amendments to Subordinated Debt Documents and BP Swap Documents. Amend, supplement or otherwise modify Subordinated Debt Documents, except as not prohibited by the Subordination Agreement, or the BP Swap Documents, except as not prohibited by the Intercreditor Agreement.

10.2.20. Commodity Exchange Positions.

(a) Purchases for Refinery Processing. Acquire, assume or maintain any unhedged or fixed price positions on any commodities exchange for the purchase of crude oil to be processed in any Obligor’s refinery, either directly or via exchange or buy/sell, beyond the first or second month contract then trading.

(b) Unhedged Positions. Acquire, assume or maintain any open unhedged trading positions on any commodities exchange that in the aggregate exceed 50,000 barrels; provided, however, that (i) any such open unhedged trading positions shall be limited to the first or second month contracts then trading, and (ii) purchases of crude oil on a commodity exchange for processing in any Obligor’s refinery consistent with the provisions of Section 10.2.20(a) shall not be considered to be unhedged positions for purposes of this Section 10.2.20(b).

10.2.21. [Reserved].

10.2.22. Activities of Holdings. Cause Holdings at any time to (a) own any material assets, other than the Equity Interests in the Company, (b) incur or suffer to exist any material liabilities (except the Guaranteed Obligations or the BP Swap Obligations) or (c) engage in any business activity other than the ownership of all of the issued and outstanding Equity Interests of the Company and activities reasonably related or incidental thereto.

10.3. Financial Covenants.

10.3.1. Fixed Charge Coverage Ratio. Obligors shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00.

10.3.2. Leverage Ratio. Obligors shall maintain a Leverage Ratio of not greater than 3.00 to 1:00.

10.3.3. Borrowers’ Right to Cure. Notwithstanding anything to the contrary contained in Section 11, in the event of any Event of Default under any covenant set forth in Section 10.3.1 or 10.3.2, and until the expiration of the tenth (10th) Business Day after the earlier of (x) the date of delivery by the Borrowers of the financial statements required by Section 10.1.2(a) or (b) or (y) the date by which such financial statements are required to have been delivered, Holdings may, pursuant to written notice to Lender prior to the receipt of such proceeds by Holdings, issue equity interests to one or more of the Equity Investors or receive a cash capital contribution from one or more of the Equity Investors, and Borrowers may apply the amount of the Net Proceeds therefrom to increase EBITDA with respect to such applicable Fiscal Quarter and in the calculation of EBITDA for any subsequent financial covenant tests including such Fiscal Quarter (the “Equity Cure Contributions”); provided that (i) 100% of the Net Proceeds of such Equity Cure Contribution are applied to prepay outstanding principal under the Term Loan in inverse order of maturity, (ii) in each four Fiscal Quarter period, no more than two Equity Cure Contributions shall be made, (iii) not more than two Equity Cure Contributions may be made during the term of this Agreement, and (iv) the amount of any Equity Cure Contributions in any Fiscal Quarter shall be no greater than the amount required to cause Holdings and its Subsidiaries to be in compliance with the applicable financial covenants as at the end of such Fiscal Quarter. The parties hereby acknowledge that this Section 10.3.3 may not be relied on for any purposes and all Equity Cure Contributions shall be disregarded for all purposes, including, without limitation for purposes of determining (x) any baskets with respect to the covenants contained in the Loan Documents and (y) compliance with any performance goals used as the basis for adjustments to interest rate margins, other than to demonstrate retroactive compliance with Sections 10.3.1 and 10.3.2, solely for the Fiscal Quarter immediately preceding such contribution and in the calculation of EBITDA for any subsequent financial covenant tests including such Fiscal Quarter, for purposes of determining whether an Event of Default exists pursuant to Section 10.3.1 or 10.3.2 and shall not result in any adjustment to any amounts other than the amount of the EBITDA referred to in the immediately preceding sentence. If, after giving effect to the Equity Cure Contributions, Holdings and its Subsidiaries shall then be in compliance with the terms of Sections 10.3.1 and 10.3.2, Holdings and its Subsidiaries shall be deemed to have satisfied the requirements of Sections 10.3.1 and 10.3.2 on the relevant date of determination, and the applicable Event of Default shall automatically be deemed to have not occurred. Notwithstanding anything to the contrary contained herein, any Obligations prepaid with the proceeds of Equity Cure Contributions shall be deemed outstanding for purposes of determining compliance with the financial covenants contained in Sections 10.3.1 and 10.3.2 for the applicable Fiscal Quarter and the next three Fiscal Quarters thereafter.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) An Obligor fails to pay (i) any Obligations consisting of principal when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any Obligations (other than principal or Bank Product Debt) within five (5) Business Days of becoming due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents to which it is a party or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Obligor breaches or fail to perform any covenant contained in Section 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 10 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any material Loan Document or Obligations, or the perfection or priority of any Lien on a material portion of the Inventory or Accounts, or on a material portion of the other Collateral granted to Lender; or any material Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(f) (i) an event of default by an Obligor or termination event occurs (after giving effect to any applicable cure periods) under any BP Swap Document if the effect thereof is to cause, or to permit BP to cause, the termination of the BP Swap Documents or any indebtedness thereunder to become due prior to its stated maturity, or (ii) any breach or default of an Obligor occurs under (a) the Intercreditor Agreement, or (b) any other document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations, but including Bank Product Debt) in excess of $500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) The failure of any Obligor to pay any judgment or order for the payment of money in an amount in excess of $500,000 (not covered by insurance) against such Obligor at least fifteen (15) days prior to the date on which such Obligor’s assets may be sold to satisfy such judgment, or the failure, within a period of thirty (30) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceeding against such Obligor’s assets;

(h) A loss, theft, damage or destruction occurs with respect to any Inventory if the amount not covered by insurance exceeds $500,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; a cessation of any material part of an Obligor’s business for a material period of time; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor ceases to be Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitment shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time, but subject to the Intercreditor Agreement:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable. Lender shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. License. Lender is hereby granted a, non-exclusive license (exercisable during the continuance of an Event of Default, and subject to the Intercreditor Agreement) or other right to use, license or sub-license (without payment of royalty or other compensation to any Person, but exercisable during the continuance of an Event of Default, and subject to the Intercreditor Agreement) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Lender’s benefit.

11.4. Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. GUARANTY

12.1. Guaranty of the Obligations. Subject to the provisions of Section 12.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

Each Obligor that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Obligor becomes effective with respect to any Swap Obligation, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Obligor for all purposes of the Commodity Exchange Act.

12.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 12.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 12.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 12.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 12.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 12.2.

12.3. Payment by Guarantors. Subject to Section 12.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lender as aforesaid.

12.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

12.4.1. This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

12.4.2. Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and Lender with respect to the existence of such Event of Default;

12.4.3. The obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

12.4.4. Payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

12.4.5. Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

12.4.6. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

12.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 12.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

12.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 12.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Lender may have against any Borrower, to all right, title and interest Lender may have in any such collateral or security, and to any right Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

12.7. Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Lender and shall forthwith be paid over to Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

12.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

12.9. Authority of Guarantors or Borrowers. It is not necessary for Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

12.10. Financial Condition of Borrowers. Any Loan may be made to Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Lender to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by Lender.

12.11. Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

12.11.1. Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 12.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations.

Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Lender, or allow the claim of Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

12.11.2. In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

12.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor (excluding any Borrower) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in a transaction permitted hereby, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by Lender or any other Person effective as of the time of such sale or disposition.

SECTION 13. MISCELLANEOUS

13.1. Consents, Amendments and Waivers.

13.1.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Lender, and their respective successors and assigns, except that no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents.

13.1.2. Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document.

13.2. Indemnity. EXCEPT WITH RESPECT TO TAXES, WHICH ARE ADDRESSED EXCLUSIVELY IN SECTIONS 3.7.1(B) AND 5.8, EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. Without limitation on the generality of the foregoing, this indemnity shall extend to indemnified matters arising out of an Indemnitee’s own simple or ordinary negligence (whether active or passive) but not to such matters arising from the Indemnitee’s own gross negligence or willful misconduct.

13.3. Notices and Communications.

13.3.1. Notice Address. Subject to Section 4.1.3, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 13.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

13.3.2. Electronic Communications; Voice Mail. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or any Obligor may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Lender makes no assurances as to the privacy and security of electronic communications. Voice mail may not be used as effective notice under the Loan Documents.

13.3.3. Non-Conforming Communications. Lender may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic or electronic communication purportedly given by or on behalf of an Obligor.

13.4. Performance of Borrowers’ Obligations. Lender may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

13.5. Credit Inquiries. Each Borrower hereby authorizes Lender (but it shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

13.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

13.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

13.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

13.9. Entire Agreement. THE LOAN DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF, AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

13.10. No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

13.11. Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a non-confidential basis from a source other than Borrowers. Notwithstanding the foregoing, Lender may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Lender acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

13.12. [Reserved].

13.13. GOVERNING LAW. THIS AGREEMENT AND THE LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES. If any provision of this Agreement shall be held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

13.14. CONSENT TO FORUM; JURY TRIAL WAIVER. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.3.1. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.15. Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) presentment, demand, protest, notice of presentment, default, intent to accelerate, non-payment acceleration, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Obligor may in any way be liable, and hereby ratifies anything Lender may do in this regard; (b) notice prior to taking possession or control of any Collateral; (c) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (f) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.16. Patriot Act Notice. Lender hereby notifies Obligors that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.

13.17. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

13.18. AMENDMENT AND RESTATEMENT. THIS AGREEMENT IS AN AMENDMENT AND RESTATEMENT OF THE SECOND AMENDED AND RESTATED LOAN AGREEMENT. ALL OBLIGATIONS UNDER THE SECOND AMENDED AND RESTATED LOAN AGREEMENT AND ALL LIENS SECURING PAYMENT OF SUCH OBLIGATIONS UNDER THE SECOND AMENDED AND RESTATED LOAN AGREEMENT SHALL IN ALL RESPECTS BE CONTINUING AND THIS AGREEMENT SHALL NOT BE DEEMED TO EVIDENCE OR RESULT IN A NOVATION OR REPAYMENT AND RE-BORROWING OF SUCH OBLIGATIONS. THIS AGREEMENT SHALL SUPERSEDE THE SECOND AMENDED AND RESTATED LOAN AGREEMENT. FROM AND AFTER THE CLOSING DATE, THIS AGREEMENT SHALL GOVERN THE TERMS OF THE OBLIGATIONS UNDER THE SECOND AMENDED AND RESTATED LOAN AGREEMENT. TO THE EXTENT NOT REPLACED BY LOAN DOCUMENTS DATED AS OF THE CLOSING DATE, ANY “LOAN DOCUMENTS” (AS DEFINED IN THE ORIGINAL LOAN AGREEMENT, THE AMENDED AND RESTATED LOAN AGREEMENT AND THE SECOND AMENDED AND RESTATED LOAN AGREEMENT) EXECUTED IN CONNECTION WITH THE ORIGINAL LOAN AGREEMENT, THE AMENDED AND RESTATED LOAN AGREEMENT AND THE SECOND AMENDED AND RESTATED LOAN AGREEMENT, AS APPLICABLE (OTHER THAN THE ORIGINAL LOAN AGREEMENT, THE AMENDED AND RESTATED LOAN AGREEMENT, THE SECOND AMENDED AND RESTATED LOAN AGREEMENT AND ANY OTHER LOAN DOCUMENT THAT IS SPECIFICALLY TERMINATED BY THE PARTIES THERETO) SHALL CONTINUE TO BE EFFECTIVE, AND ALL REFERENCES IN THOSE PRIOR LOAN DOCUMENTS TO THE “LOAN AGREEMENT”, THE “LOAN AGREEMENT” OR THE “AGREEMENT” SHALL BE DEEMED TO REFER TO THIS AGREEMENT WITHOUT FURTHER AMENDMENT OF SUCH PRIOR LOAN DOCUMENT.

13.19. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Lender pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by Lender hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of Lender (and the providers of Bank Products) shall be subject to the terms of the Intercreditor Agreement. Lender may not require any Obligor to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurance provisions hereof or any other Loan Document, to the extent that such action would be violative of the Intercreditor Agreement. The delivery of any Collateral to a collateral agent other than Lender shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

13.20. Termination and Release

(a) When all the Obligations (other than contingent obligations for which no claim has been made) have been paid in full and the Commitments of Lender shall have expired or been sooner terminated in accordance with the provisions of this Agreement, this Agreement shall terminate.

(b) Subject to Section 4.5, upon termination of this Agreement the Collateral shall cease to secure the Obligations.

(c) Upon such release or any release of Collateral or any part thereof in accordance with the provisions of this Agreement, including in connection with any disposition of Collateral otherwise permitted by this Agreement, Lender shall, upon the request and at the sole cost and expense of the Obligors, promptly assign, transfer and deliver to Obligors, against receipt and without recourse to or warranty by Lender except as to the fact that Lender has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of Lender and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Lender, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

OBLIGORS:

HERMES CONSOLIDATED, LLC

By:	/s/ Terry Perardi
Name:	Terry Perardi
Title:	Chief Financial Officer

WYOMING PIPELINE COMPANY LLC

By:	/s/ Terry Perardi
Name:	Terry Perardi
Title:	Chief Financial Officer

BLACK ELK REFINING, LLC

By:	/s/ Terry Perardi
Name:	Terry Perardi
Title:	Chief Financial Officer

Address for Obligors:

Hermes Consolidated, LLC
1600 Broadway, Suite 1550
Denver, CO
Attn:	Terry Perardi, CFO
Telecopy:	(303) 837-9089

with a copy to: Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop, Suite 800 Denver, CO 80202 Attn: Polly S. Swartzfager Telecopy: polly.swartzfager@bartlit-beck.com

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LOAN AGREEMENT]

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Michael T. Letsch
Name:	Michael T. Letsch
Title:	Senior Vice President

Address:

    370 17th Street, Suite 3590

    Denver, Colorado 80202

    Attn: Michael T. Letsch

    Telecopy: (303) 825-7580

with a copy to:

    Moore & Van Allen

    100 N. Tryon St., Suite 4700

    Charlotte, NC 28202

    Telecopy: (704) 378-2070

    Attn: M. Matthew Plyler

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LOAN AGREEMENT]